EXHIBIT 5


                                                              January 28, 1997

RE:  Unity Bancorp, Inc.
     Registration Statement on Form S-8
     ----------------------------------

Unity Bancorp, Inc.
64 Old Highway 22
Clinton, New Jersey 08809

Dear Sirs:

     We have acted as counsel for Unity Bancorp, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-8 being filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, relating to an aggregate of 146,929 shares of Common Stock, no par value per share, of the Company, (i) up to 62,500 of which are reserved for issuance and sale pursuant to the Company's 1994 Stock Option Plan for Employees (the "1994 Option Shares"); (ii) up to 62,500 of which are reserved for issuance and sale pursuant to the Company's 1994 Stock Option Plan for Non-Employee Directors (the "Directors Shares"); and (iii) up to 21,929 shares of which are reserved for issuance pursuant to the Company's Stock Bonus Plan. Each of the 1994 Stock Option Plan for Employees, the 1994 Stock Option Plan for Non-Employee Directors, and the Stock Bonus Plan are herein referred to as a "Plan".

     In so acting, we have examined, and relied as to matters of fact upon, the originals, or copies certified or otherwise identified to our satisfaction, of the Certificate of Incorporation and By-laws of the Company, each Plan, and such other certificates, records, instruments and documents, and have made such other and further investigations, as we have deemed necessary or appropriate to enable us to express the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.


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     Based upon the foregoing, we are of the opinion that:

     1. Upon issuance and delivery by the Company of the 1994 Option Shares pursuant to the exercise of stock options and payment of the exercise price therefor in accordance with the terms set forth in such options and the Company's 1994 Stock Option Plan for Non-Employee Directors, the 1994 Option Shares issued thereunder will be legally issued, fully paid and non-assessable;

     2. Upon issuance and delivery by the Company of the Directors Shares pursuant to the exercise of stock options and payment of the exercise price therefor in accordance with the terms set forth in such options and the Company's 1994 Stock Option Plan for Non-Employee Directors, the Directors Shares issued thereunder will be legally issued, fully paid and non-assessable.

     3. Upon issuance and delivery by the Company of the Bonus Shares pursuant to the award of stock bonuses in accordance with the terms set forth in such awards and the Company's Stock Bonus Plan, the Bonus Shares issued thereunder will be legally issued, fully paid and non-assessable.

     The issuance of the 1994 Option Shares, the Directors Shares and the Bonus Shares is subject to the continuing effectiveness of the Registration Statement and the qualification, or exemption from registration, of such Shares under certain state securities laws.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.


                                          Very truly yours,

                                      /s/ MCCARTER & ENGLISH
                                      ------------------------
                                          McCarter & English


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